Exhibit 99.2

ENTERPRISE PRICES $2.5 BILLION AGGREGATE PRINCIPAL AMOUNT OF SENIOR NOTES

Houston, Texas (Thursday, August 1, 2024) – Enterprise Products Partners L.P. (NYSE:EPD) (“Enterprise”) today announced that its operating subsidiary, Enterprise Products Operating LLC (“EPO”), has priced a public offering of $2.5 billion aggregate principal amount of notes comprised of (i) $1.1 billion principal amount of senior notes due February 15, 2035 (“Senior Notes JJJ”), and (ii) $1.4 billion principal amount of senior notes due February 16, 2055 (“Senior Notes KKK”).

Enterprise expects to use the net proceeds of this offering for (i) general company purposes, including for growth capital investments, and (ii) the repayment of debt (including the repayment of all or a portion of its $1.15 billion principal amount of 3.75% Senior Notes MM due 2025 at their maturity in February 2025).

Senior Notes JJJ will be issued at 99.400% of their principal amount and will have a fixed-rate interest coupon of 4.95%. Senior Notes KKK will be issued at 99.663% of their principal amount and will have a fixed-rate interest coupon of 5.55%. Enterprise Products Partners L.P. will guarantee the senior notes through an unconditional guarantee on an unsecured and unsubordinated basis. Settlement of the offering is expected to occur on August 8, 2024, subject to the satisfaction of customary closing conditions.

Mizuho Securities USA LLC, Barclays Capital Inc., BMO Capital Markets Corp., SMBC Nikko Securities America, Inc. and Wells Fargo Securities, LLC acted as joint book-running managers for the offering. An investor may obtain a free copy of the prospectus as supplemented for the offering by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, EPO or any underwriter or dealer participating in this offering will arrange to send a prospectus as supplemented to an investor if requested by contacting Mizuho Securities USA LLC at (866) 271-7403, Barclays Capital Inc. at (888) 603-5847, BMO Capital Markets Corp. at (866) 864-7760, SMBC Nikko Securities America, Inc. at (888) 868-6856 or Wells Fargo Securities, LLC at (800) 645-3751.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described in this press release, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering is being made only by means of a prospectus and related prospectus supplement, which are part of an effective registration statement.

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. Services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and marine terminals; crude oil gathering, transportation, storage and marine terminals; petrochemical and refined products transportation, storage and marine terminals; and a marine transportation business that operates on key U.S. inland and intracoastal waterway systems. The partnership’s assets currently include more than 50,000 miles of pipelines; over 300 million barrels of storage capacity for NGLs, crude oil, petrochemicals and refined products; and 14 billion cubic feet of natural gas storage capacity.

Contacts:

Libby Strait, Investor Relations, (713) 381-4754 or (866) 230-0745, ecstrait@eprod.com

Rick Rainey, Media Relations, (713) 381-3635, rrainey@eprod.com